Exhibit 1.02

CDC Corporation Provides Update on Share Buyback Program

BEIJING & ATLANTA—March 29, 2007 — CDC Corporation (NASDAQ: CHINA) focused on enterprise software and China New Media, which includes mobile applications, online games and a portal for the China market, today provides an update on its share buy back program. As of March 29, 2007, the company has repurchased 6.1 million shares at a total cost of approximately $27.7 million. Based on the company’s buy back program, which increased from $20 million to $40 million in total, CDC has $12.3 million still left to buy under the allotted $40 million share buy back program. “We will continue to be opportunistic with regard to our stock buy back program while complying with the applicable rules and regulations of the SEC and Nasdaq,” said Peter Yip, CEO, CDC Corporation. “We feel that we are undervalued relative to our performance and will look for ways to enhance shareholder value, including, but not limited to, leveraging our buy back program.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding over value relative to our performance, our ability to leverage the stock buyback program and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: our future stock performance, the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; and the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners, If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:

CDC Corporation
Investor Relations
Monish Bahl
678-259 8510
MonishBahl@cdcsoftware.com

CDC Software
Media Relations
Scot McLeod
770-351-9600
ScotMcLeod@cdcsoftware.com